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                                                                    EXHIBIT 12.1

                            ALLEGIANCE TELECOM, INC.

            COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES

                             (Dollars in thousands)

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
                                                               PERIOD FROM INCEPTION
                                  NINE MONTHS ENDED              (APRIL 22, 1997)
                                 SEPTEMBER 30, 1998          THROUGH DECEMBER 31, 1997
                            -----------------------------   ---------------------------
                                             PRO FORMA                     PRO FORMA
                                          AS ADJUSTED FOR               AS ADJUSTED FOR
                                            THE IPO AND                   THE IPO AND
                              ACTUAL      DEBT OFFERINGS     ACTUAL     DEBT OFFERINGS
                            -----------   ---------------   ---------   ---------------
Earnings:
  Net loss................  $(206,598.3)   $  (242,420.0)   $(3,687.9)    $(216,643.8)
  Add: Fixed charges......     25,278.4         48,542.4           --        41,212.5
                            -----------    -------------    ---------     -----------
                             (181,319.9)      (193,877.6)    (3,687.9)     (175,431.3)
Fixed charges:
  Interest in
     indebtedness.........     26,199.2         48,891.4           --        39,946.7
  Amortization of debt
     discount and debt
     issuance costs.......        873.6          1,445.4           --         1,265.8
  Interest portion of
     rental and lease
     expense..............           .3               .3           --              --
                            -----------    -------------    ---------     -----------
                               27,073.1         50,337.1           --        41,212.5
Deficiency of earnings
  available to cover fixed
  charges.................  $(208,393.0)   $  (244,214.7)   $(3,687.9)    $(216,643.8)
                            ===========    =============    =========     ===========
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